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News Release


From:    Commonwealth Edison                             FOR IMMEDIATE RELEASE
         Media Relations                                 Friday, March 28, 2003
         P.O. Box 805379 Chicago, IL 60680-5379

Contact: Tabrina Davis
         312-394-3500

                  Illinois Commerce Commission Issues Orders to
            Move Forward the State's Competitive Electric Marketplace

CHICAGO - The Illinois Commerce Commission (ICC) today issued orders that resolve three cases pending before the Commission and address key issues in Illinois' continued transition to a competitive electricity marketplace. The orders were largely consistent with solutions developed and supported by a broad coalition of municipal, business and consumer advocate groups and ComEd.

The ICC's orders, and the coalition's proposals, will provide a range of benefits for electric consumers in ComEd's northern Illinois service area, including:

     o    New energy assistance and environmental programs;
     o    Better choices and more savings for business customers;
     o    More opportunities for alternative suppliers to compete; and
     o    Continued reliability improvements in ComEd's electric system.

"The agreement  reflects a common vision for the future of Illinois," said Frank
M. Clark, ComEd's president. "We share the goal of a competitive marketplace with a diversity of suppliers, with good choices for customers and a reliable electric system, and today's action represents a major stride in that effort. This builds on the successful steps Illinois has already taken to promote electric competition, lower electric rates, develop an abundant supply of electric generation and improve reliability."

For example, Clark noted that ComEd has reduced power outages by more than 50 percent since 1998.

Members of the coalition include: the City of Chicago, the Cook County State's Attorney, the Citizens Utility Board, the Illinois Manufacturers Association, the Illinois Retail Merchants Association, the Building Owners and Managers Association, Trizec-Hahn (managers of the Sears Tower), the National Energy Marketers, Constellation New Energy, MidAmerican Energy, Peoples Gas, Cilco, Nicor, AmerenEnergy Marketing and Blackhawk Energy Services.

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Commonwealth  Edison is a unit of Chicago-based  Exelon Corporation (NYSE: EXC), one of the nation's largest electric utilities with more than $15 billion in revenues and a customer base of five million. ComEd provides service to approximately 3.5 million customers across Northern Illinois, or nearly 70 percent of the state's population.